FOR IMMEDIATE RELEASE	NOVEMBER 16, 2007

NORTHEAST COMMUNITY BANCORP, INC. ANNOUNCES COMPLETION OF ACQUISITION OF HAYDEN FINANCIAL GROUP, LLC

WHITE PLAINS, NY – Northeast Community Bancorp, Inc. (NASDAQ: NECB) announced today that its wholly owned subsidiary, Northeast Community Bank, has completed its acquisition of the operating assets of Hayden Financial Group, LLC, an investment advisory firm located in Westport, Connecticut.

In making the announcement, Kenneth A. Martinek, Chairman, President and Chief Executive Officer of Northeast Community Bank, said, “We are excited about the addition of the team from Hayden Financial to the bank - their credentials are impeccable.  This acquisition gives us the ability to offer investment advisory and financial planning as part of the services we provide our customers at a time when the public is seeking more help with their finances from professionals.”

Vern Hayden, CFP®, President of Hayden Financial Group, a recognized leader in the industry with a national reputation and 40 years of experience, said, “This is a perfect fit for us since the bank is community focused and we look forward to being integrated with the bank, while remaining autonomous.   I plan on remaining with my firm indefinitely and have no plans to retire.  We see this as a partnership with great opportunity for growth.  This is truly a high quality bank with financial stability and a top notch operation.”

Northeast Community Bank is a federally chartered savings bank that operates six full-service offices in New York and a loan production office in Wellesley, Massachusetts.

Hayden Financial Group based in Westport, CT, specializes in financial planning and wealth management for individual clients.

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Investments are not insured by the FDIC, are not guaranteed and are not deposits or obligations of the financial institution.  Investments are subject to investment risks, including possible loss of the principal amount invested.

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Contact:  Kenneth A. Martinek, Chairman, President and Chief Executive Officer, Northeast Community Bank, 914-684-2500; Vern C. Hayden, President of Hayden Financial Group, 203-454-3377